Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Thursday, May 2, 2013		(415) 384-3584

Mike McMahon
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS FIRST QUARTER 2013 RESULTS

MILL VALLEY, CA – May 2, 2013 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the first quarter of 2013 of $61 million, or $0.69 per fully diluted share. This compares to net income of $42 million, or $0.50 per fully diluted share, for the fourth quarter of 2012, and net income of $30 million, or $0.37 per fully diluted share, for the first quarter of 2012.

Redwood also reported estimated REIT taxable income of $16 million, or $0.20 per share, for the first quarter of 2013. This compares to estimated REIT taxable income of $18 million, or $0.23 per share, for the fourth quarter of 2012, and REIT taxable income of $10 million, or $0.13 per share, for the first quarter of 2012.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file the Quarterly Report with the Securities and Exchange Commission by Tuesday, May 7, 2013, and also make it available on Redwood’s website.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of taxable income and the filing of our Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

	First	Fourth	Third	Second	First
Consolidated Income Statements (1)	Quarter	Quarter	Quarter	Quarter	Quarter
($ in millions, except share data)	2013	2012	2012	2012	2012
Interest income	$54	$53	$60	$60	$59
Interest expense	(18)	(33)	(28)	(29)	(31)

Net interest income (2)	35	20	31	31	28
(Provision for) reversal of provision for loan losses	(2)	(3)	(1)	1	—
Other market valuation adjustments, net	2	(1)	(3)	(5)	(1)

Net interest income after provision and other market valuation adjustments	35	16	27	27	27
Mortgage banking activities, net	44	24	17	2	4
Operating expenses	(20)	(18)	(17)	(15)	(15)
Realized gains, net (2)	12	20	14	7	14
Provision for income taxes	(11)	—	(1)	(1)	—

Net Income Attributable to Redwood Trust, Inc.	$61	$42	$40	$20	$30

Average diluted shares (thousands)	87,345	82,498	80,764	78,815	79,892
Diluted earnings per share	$0.69	$0.50	$0.48	$0.24	$0.37
Regular dividends declared per common share	$0.28	$0.25	$0.25	$0.25	$0.25

(1)	Certain totals may not foot due to rounding.
(2)	See the Non-GAAP presentation of fourth quarter 2012 consolidated GAAP income on page 3 for a review of the way management analyzes Redwood’s fourth quarter 2012 net income and the manner in which management compares the components of fourth quarter 2012 net income to the components of first quarter 2013 net income.

REDWOOD TRUST, INC.

During the fourth quarter of 2012, Redwood sold its remaining investment interests in nine legacy Acacia entities and ten legacy Sequoia entities. The sale of Redwood’s interests in these legacy entities triggered a derecognition of their underlying assets and liabilities for financial reporting purposes and resulted in a $4 million net, non-recurring increase to fourth quarter 2012 earnings. The $4 million net, non-recurring increase is not reflected as a simple line item in Redwood’s fourth quarter GAAP income statement. Instead, it is expressed as an $11 million decrease to net interest income, reflecting the accelerated recognition of deferred hedging costs relating to Acacia entities, and a $15 million realized gain upon deconsolidation. The $15 million gain primarily reflects the proceeds received on the sale of the interests in these legacy entities, as well as recovery of excess loan loss reserves related to legacy Sequoia entities that Redwood was required to record in past periods under GAAP.

The table below sets forth the components of Redwood’s first GAAP, together with a non-GAAP presentation of the components of Redwood’s fourth quarter 2012 net income. The non-GAAP presentation reflects a reclassification adjustment which, overall, does not impact reported net income under GAAP, but which we believe is useful for investors because it reflects the impact of the deconsolidation of the legacy Acacia and Sequoia entities in a manner consistent with the way management analyzes Redwood’s fourth quarter 2012 results of operations and the manner in which management compares the components of fourth quarter 2012 net income to the components of first quarter 2013 net income.

Components of Consolidated Income (1)
($ in millions)	Three Months Ended
	December 31, 2012			March 31, 2013
	Redwood As Reported	Reclassification Adjustment (2)	(Non-GAAP) As Adjusted	Redwood As Reported
Net interest income	$20	$11	$31	$35

Provision for loan losses	(3)	—	(3)	(2)
Other market valuation adjustments, net	(1)	—	(1)	2
Mortgage banking activities, net	24	—	24	44
Operating expenses	(18)	—	(18)	(20)

Total realized gains, net: (3)
Realized gains on sales, net	5	—	5	12
Realized gain on deconsolidation	15	(11)	4	—
Provision for income taxes	—	—	—	(11)

Net Income	$42	$—	$42	$61

(1)	Certain totals may not foot due to rounding.
(2)	The Reclassification Adjustment column shows a reclassification adjustment related to the deconsolidation of certain legacy Acacia and Sequoia entities that impacts items reported under GAAP, but which, overall, does not impact reported net income: Net interest income is increased by $11 million to address the non-recurring decrease to net interest income resulting from accelerated recognition of $11 million of deferred hedging costs relating to Acacia entities upon deconsolidation of these entities; and Realized gain on deconsolidation is decreased by $11 million to reflect that the deconsolidation of these Sequoia and Acacia entities resulted in a non-recurring net increase to earnings of only $4 million.
(3)	Total realized gains, net were $20 million as reported under GAAP for the three months ended December 31, 2012.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
($ in millions, except share data)	2013	2012	2012	2012	2012
Residential loans	$2,965	$2,836	$3,495	$3,472	$3,651
Commercial loans	401	313	298	259	190
Real estate securities	1,231	1,109	1,313	1,311	1,262
Cash and cash equivalents	79	81	39	70	150
Other assets	121	106	152	134	119

Total Assets	$4,797	$4,444	$5,297	$5,246	$5,372

Short-term debt	$721	$552	$522	$455	$441
Other liabilities	80	83	156	136	126
Asset-backed securities issued	2,365	2,529	3,429	3,564	3,704
Long-term debt	444	140	140	140	140

Total liabilities	3,609	3,304	4,247	4,295	4,410

Stockholders’ equity	1,188	1,140	1,050	951	962

Total Liabilities and Equity	$4,797	$4,444	$5,297	$5,246	$5,372

Shares outstanding at period end (thousands)	81,706	81,716	81,526	79,263	78,756
GAAP book value per share	$14.54	$13.95	$12.88	$12.00	$12.22

(1)	Certain totals may not foot due to rounding. See notes to consolidating balance sheet on page 6.

REDWOOD TRUST, INC.

The following tables show the estimated effect that Redwood (Parent) and our Consolidated Sequoia Entities had on GAAP income for the three months ended March 31, 2013.

Consolidating Income Statement (1)
Three Months Ended March 31, 2013	Redwood	Consolidated	Redwood
($ in millions)	(Parent) (2)	Sequoia Entities	Consolidated
Interest income	$34	$12	$45
Net discount (premium) amortization	9	(2)	8

Total interest income	43	10	54
Interest expense	(11)	(7)	(18)

Net interest income	32	3	35
Provision for loan losses	(1)	(1)	(2)
Other market valuation adjustments, net	1	—	2

Net interest income after provision and other market valuation adjustments	33	2	35
Mortgage banking activities, net	44	—	44
Operating expenses	(20)	—	(20)
Realized gains, net	12	—	12
Provision for income taxes	(11)	—	(11)

Net Income	$59	$2	$61

(1)	Certain totals may not foot due to rounding.
(2)	The interest income and interest expense related to the residential resecuritization we engaged in during the third quarter of 2011 and the commercial securitization we engaged in during the fourth quarter of 2012 are included in Redwood (Parent).

REDWOOD TRUST, INC.

We present this table to highlight the effect that Redwood (Parent) and our Consolidated Sequoia Entities had on our GAAP balance sheet at March 31, 2013.

Consolidating Balance Sheet (1)
March 31, 2013	Redwood	Consolidated	Redwood
($ in millions)	(Parent) (2)	Sequoia Entities	Consolidated
Residential loans	$832	$2,133	$2,965
Commercial loans	401	—	401
Real estate securities	1,231	—	1,231
Cash and cash equivalents	79	—	79

Total earning assets	2,544	2,133	4,677
Other assets	110	10	121

Total Assets	$2,653	$2,144	$4,797

Short-term debt	$721	$—	$721
Other liabilities	78	2	80
Asset-backed securities issued	309	2,056	2,365
Long-term debt	444	—	444

Total liabilities	1,552	2,057	3,609

Stockholders’ equity	1,101	86	1,188

Total Liabilities and Equity	$2,653	$2,144	$4,797

(1)	Certain totals may not foot due to rounding. Certain Sequoia securitization entities, the residential resecuritization we engaged in during the third quarter of 2011, and the commercial securitization we engaged in during the fourth quarter of 2012 are treated as secured borrowing transactions for GAAP and we are required under GAAP to consolidate the assets and liabilities of these securitization entities. The securitized assets and liabilities are legally not ours, and we own only the securities and interests that we acquired from these entities. The liabilities of these entities are obligations payable only from the cash flow generated by their securitized assets.
(2)	The consolidating balance sheet presents the assets and liabilities of the residential resecuritization we engaged in during the third quarter of 2011 under Redwood (Parent), although these assets and liabilities are owned by the residential resecuritization entity and are legally not ours and we own only the securities and interests that we acquired from the residential resecuritization entity. At March 31, 2013, the residential resecuritization accounted for $317 million of real estate securities and other assets and $149 million of asset-backed securities issued and other liabilities.

The consolidating balance sheet presents the assets and liabilities of the commercial securitization we engaged in during the fourth quarter of 2012 under Redwood (Parent), although these assets and liabilities are owned by the commercial securitization entity and are legally not ours and we own only the securities and interests that we acquired from the commercial securitization entity. At March 31, 2013, the commercial securitization accounted for $277 million of commercial loans and other assets and $160 million of asset-backed securities issued and other liabilities.